Exhibit 99.2
Transcript of Conference Call held on February 28, 2008
Operator
Good day, ladies and gentlemen and welcome to the fourth quarter 2007 Global Cash Access earnings conference call. My name is Towanda, and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will facilitate a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to Mr. Scott Betts, President and Chief Executive Officer. Please proceed, sir.
Scott Betts
Thank you, operator. Good morning, everyone, and thank you for joining us. I trust that everyone has seen the press releases for this morning’s call. So let’s take care of some housekeeping first. I would like to remind everyone that during the course of this conference call and the Q&A, we may make forward-looking statements on matters such as: financial trends, customer contracts, the recruitment and retention of key personnel, new products, the development of business in new and existing markets, plans for existing products, acquisitions and their anticipated benefit and industry trends.
You can identify forward-looking statements by the use of words like: estimate, expect, intend, project, plan, goal or forecast. Because such statements deal with future events, they are subject to various risks and uncertainties that may cause actual results to differ materially from the results contemplated by the forward-looking statements. For factors that could cause actual results to differ materially from those described in our forward-looking statements, we refer you to our SEC filings and specifically to the Form 10Q that we filed on January 30th, 2008, and the risk factors set forth therein. I would like to refer you to today’s press release and 8-K for the reconciliation of GAAP to non-GAAP measures and reconciliation of actual to adjusted items. Joining me here at GCA this morning are the members of our senior management team including: Katie Lever, our General Counsel; Steve Lazarus, EVP of Sales; Kurt Sullivan, EVP of our Central Credit and check services business; and Mark Labay, VP of Finance, as well as some other new members that I will introduce shortly.
A lot has transpired since our previous earnings call in November. While we have successfully met the significant challenges posed by our internal investigation and getting our third quarter filings squared away at the end of last month, it has left us a bit behind where I hoped to be at this point. So let me level set expectations for this call. We will be requesting from the SEC an extension for the filing — to the time for filing of our Form 10-K and we currently expect to file by March 17th. As a result, the financial statements that are included here are preliminary and subject to changes based on the finalization of various processes, most notably the completion of our external audit. So the financial statements including in our release today are preliminary and unaudited and could be subject to changes based on the results of this audit process.

Now, before we get into the major part of the call, I would like the take a moment to comment on the events that have happened since our prior earnings call. The internal investigation that commenced on November 9th, two days after our third quarter earnings call, was formally completed on December 21st. As we have previously discussed, this internal investigation did not result in any findings of fraud, intentional misconduct, nor did it result in any adjustment to our historical financial statements. So I’m happy to say that this is by and large behind us. While we did incur substantial one-time costs to complete this investigation, it’s critical to note we didn’t lose any key employees during this period, we didn’t lose any customers over this event, and as you will hear we stayed focused on the business agenda and accomplished a lot over that same period of time. To wrap this up, we have spoken with all the affected accounts and have reached closure on most of them and we expect to have a timely conclusion with all our customers shortly.
Experiences like the one we’ve gone through can be terribly straining on an organization. However, these sorts of experiences also show you the true quality of the people that you have chosen to associate with. Unequivocally, this experience has reinforced my confidence in and respect for the company and its people. Everyone here who was impacted by this cooperated fully and professionally while managing to carry out their real work effectively and on time. So my message here is simple, it’s not just that the investigation findings or the lack of findings that I’m happy about, I’m also happy to have learned what I have about the GCA organization. That’s really all I want to say on this subject. It’s behind us. So let’s look forward to the business.
I would first like to review what we said on the last earnings call and what we’ve accomplished against those objectives. One, I stated I would focus on filling the talent needs as well as stabilizing the organization and I’m happy to report that the assembly of the company’s senior management team is now complete. I’m excited today to announce the hiring of a new Chief Financial Officer. George Gresham has both recently joined the company and joins us on today’s call as well. He was previously CFO of eFunds and is clearly a very accomplished and experienced professional in the electronic payments industry. We expect his strong track record of disciplined approach to all phases of the business in the financial areas as well as his international experience will be a huge asset to GCA and we all welcome George today.
Additionally Mari Ellis has recently joined the company as EVP of Technology and Development. She brings a wealth of experience from First Data, American Express, Citibank and most recently Blackhawk. She has an exceptional background in technology, business development and new product innovation. She will be responsible for all information reporting systems, as well as assuring we have the most effective platforms, network and hardware strategy in place. Mari’s deep experience in the product development area will be key to delivering on our product innovation strategy. Similarly, Udai Puramsetti’s recent promotion and new role as EVP of Operations will strengthen our focus on delivering high quality customer service and managing costs across the operation, both areas I’m very passionate about. So the team is in place and I look forward to working closely with them over the coming year.

The second area we discussed in the call was the Arriva program. We have conducted a strategic review of the Arriva business over the past several months. In light of the credit environment and the high operating expense we have made the hard decision to exit this business. We incurred an operating loss of approximately $5.5 million in 2007. While the exact plan and impact on the business is still being developed, we are considering several possible exit strategies for the Arriva business, ranging from a co-branded joint venture with an existing card issuer to a complete shutdown of this portion of our operations. We’ll work quickly to find the best solution for the company, for our customers, as well as for our card holders. We expect to have our plans for departing the Arriva business finalized in the second quarter, including financial impacts to operations.
The third topic we discussed prior to our earnings call was growth initiatives. Obviously the lead story here is our announcement that we signed an agreement to acquire Certegy Gaming Services or CGS. GCA will acquire all of CGS’s issued shares of stock for a purchase price of $25 million. And GCS will become a wholly-owned subsidiary. In addition GCA will replace GCS’s cash currently held at ATM machines and cages located at its customer premises. We expect we’ll gain approximately 100 employees as a result of this acquisition, most of whom will continue their employment in GCS’s in casino booth operations. The closing of this acquisition is scheduled for April 1st, subject to customary and other closing conditions. Initially we expect this acquisition to add roughly $100 million in revenue annually and about $6.9 million in EBITDA with our expected synergies. We also expect this acquisition to be accretive to cash EPS in the first year.
I believe this acquisition of GCS is a great fit for our company. It will add to our cash access, ATM and check businesses and provide us access to key customers. This will also help us maintain scale necessary to advance our product innovation efforts, support our commitment to continuing to meet the needs of our customer and provide the growth and cross-selling opportunities we expect. We also see this move as essential for us to continue to compete effectively in the highly competitive electronics payment market with as many players, several of whom are much larger than we are.
With respect to our ongoing core business, we continue to win contracts and our pipeline remains healthy and robust. On our EDITH product, we have concrete progress to report here as well. We have received certification from the GLI for Bally’s SDS system. This is an important step in the rollout of EDITH in the Native American casino markets. We are entering Phase II field testing at Foxwoods Resort Casino with further roll-out expected in the second and third quarter of 2008. We’re moving forward on equipment suppliers, and plan to submit an upgraded version to GLI to include other ticketing systems later in the year. We are now executing our strategy of gaining experience in Native American markets as a precursor to the approval for a wider rollout of EDITH in non-tribal casinos. On the international front, while relatively small today, we continue to see good growth in revenues across the board. In fact in the first four months of commencing operations in Macau, we processed $90 million worth of transactions, which was approximately equivalent to 50% of the annual transaction volume in the former business in the U.K. On the subject of the U.K., we’re working hard to re-establish our U.K. business as well. In total, we expect our international operations to grow about 10% over the next year including the grow over the lost U.K. volume.

Finally, let me comment on our systems and compliance efforts. Throughout the fourth quarter, we were able to maintain our schedule of efforts to remediate the material weaknesses in our internal controls, and the results of our SOX testing will be reported in our 10-K. This is an important focus for the company in ensuring that we continue to operate at high standards.
So in summary again, what we talked about in our last earnings call, I feel good about the progress we have made addressing this agenda. I also look forward to working with our new employees and customers of Certegy Gaming Services. As we look forward to 2008, our attention will now be focused on the following three areas. We’ll continue to address margins through cost structure, pricing strategies and providing new value-added services. Second, we’ll drive innovation in our products and services. And third, improve the efficiency of our operations and platforms.
So now let’s focus on the fourth quarter. First, a quick overview of the overall market trends. As we discussed in our call in November, we had seen the start of a relatively sharp drop-off in our customers’ business. Those of you who follow the industry know all too well that gaming revenues reported are off across almost all jurisdictions in the fourth quarter. You will see the negative impact this has had on our run rate. However, we were not hit quite as hard because we derive our revenue from both a transaction as well as a face component. So while the industry as a whole was down in the low-to-mid single digits, we were up slightly at 1.5%. As we look forward, this industry trend will present some real challenges for us in 2008 depending on how the year plays out. I’ll tell you currently in the first quarter, we are seeing transaction declines in the low single digit range. Our business will always be subject to these industry trends so our strategy is to stay focused on our key initiatives outlined above and strengthen our position for the inevitable rebound in the industry.
Let me turn now to our financial results for the fourth quarter. Obviously we are disappointed in our revenues that were adversely impacted by the continued softness in the industry. The various costs of executive departures and the internal investigation weighed heavily on our income statement as well. Let me try to put these results into context for you. Overall, revenue increased a modest 1.5% quarter-over-quarter. As I mentioned earlier, the broader gaming industry has recently been in decline and while we are pleased our growth exceeds that of the broader industry, we have not escaped the impact of these trends. Cash advance and ATM, our most significant source of revenue, reflected very much these realities. However, cash advance volumes increased at a rate much greater than revenue and ATM volumes decreased somewhat while the average revenue per transaction increased.
Check services grew at a rate greater than the balance of the portfolio primarily due to the addition of several customers in Q4. Gross margins for the quarter were 28.2% compared with 29% in the comparable prior quarter. Gross margins were adversely affected by losses at Arriva somewhat offset by better than expected collection experiences in our check warranty products and favorable commission trends. Operating expenses were $25.8 million, as compared to $16.5 million in the prior equivalent quarter. This increase of $9.3 million compared to the equivalent prior quarter primarily was driven by about $4.3 million related to the cost of the internal investigation and $8.7 million related to the exit of certain executives. This $13 million in cost increase was somewhat offset by $2.6 million we were awarded related to the Visa Check/MasterMoney antitrust litigation settlement, which was recorded as income and classified with operating expenses.

Excluding these sorts of unusual items, operating expenses declined as compared to the prior equivalent quarter. Depreciation and amortization increased slightly over the prior year quarter due to increased deployment of redemption devices at new and existing customers, and interest rate expense decreases, due to slightly lower debt outstanding and interest rates. Our effective tax rate for the quarter was approximately 78%, resulting in an annualized rate for 2007 of 41.6%, compared to 38.8% for the prior year. The increase in annualized effective rate is due primarily to the non-deductibility of the cost associated with the departure of certain former executives. Rounding out the income statement, GAAP net income for the fourth quarter was $0.7 million GAAP EPS was $0.01 per share, both down from the prior year quarter due to the factors discussed above. Cash earnings per share and adjusted cash earnings per share were $0.07 and $0.16 respectively. A reconciliation of GAAP earnings to cash and adjusted cash earnings is included in our earnings release. On a year-over-year basis, revenue was up 9.6% and adjusted cash earnings were up 7.1% from the prior year.
Moving on to the balance sheet, the company’s financial position remains healthy. The company had $71.1 million in unrestricted cash at December 31st. Our debt was $263.5 million, and based upon our adjusted EBITDA of $110.2 million, our total leverage ratio was 2.4, while our senior leverage ratio was 1.0. The average vault cash balance during the quarter was $293 million. Capital expenditures including intangibles were $11 million for the fourth quarter of 2007. During the quarter we continued to repurchase shares pursuant to our 10b5-1 plan. As of December 31st, we had acquired approximately 4.6 million shares for a total purchase price of approximately $41.7 million, at an average price of $9.13 per share. As of February 11th, the company had completed its current $50 million share repurchase authorization and acquired approximately six million shares.
So overall while I’m disappointed with our results from the quarter as you would expect, given the softness of the industry and the cost associated with the departures of individuals and our internal investigation, my enthusiasm and optimism for the business could not be higher. We have emerged from these challenges a stronger company, we have a stronger team and we are ready to capitalize on a number of opportunities that await us in the market.
Now I’d like to talk a bit about guidance and outlook. It’s clear that the gaming industry is not immune to the issues and events plaguing the broader economy. On our last call we communicated that revenues during the month of October were softer than expected and unfortunately we have seen this weakness persist during the balance of the fourth quarter. In the early part of 2008, we are seeing lower than expected growth in transactions and volume. In the softer gaming environment, we will be keenly looking at operating efficiencies, new business and other strategic opportunities to cushion the financial impact of a weakening economy.
As I stated before, our strategy is to stay focused on our key initiatives and get stronger to position ourselves for the inevitable rebound in the industry. So given George’s arrival only a few days ago, this market uncertainty and the need to do a much deeper review internally of our operating plan, we are deferring EPS guidance until our next call. At that time we’ll know better what investments we’ll want to make to support our initiatives we’ve spoken about, operational opportunities, we’ll have finalized our Arriva plan, and have the integration of [Certegy] Gaming Services business well in hand. So that’s the end of our prepared remarks. And operator, I’d now ask you to open it up to Q&A.

Operator
(OPERATOR INSTRUCTIONS) And your first question comes from the line of Mr. Jim Kissane with Bear, Stearns. Please proceed, sir.
Kristen Duka
This is Kristen Duka in for Jim Kissane at Bear, Stearns. In the quarter, what was your breakdown in new signings, renewals and customer losses? Thank you.
Scott Betts
We don’t disclose the losses and wins and so forth at a customer level. What I’ll tell you and what I’ll reiterate, what I said in there, is we lost no major customers during the quarter because of the investigation or otherwise.
Kristen Duka
Okay. Thank you.
Scott Betts
Yes.
Operator
(OPERATOR INSTRUCTIONS) Your next question comes from the line of Tien-Tsin Huang with JPMorgan. Please proceed.
Tien-Tsin Huang
Maybe my star-one button was broken there. How are you guys doing?
Scott Betts
Hi, Tien. How are you?
Tien-Tsin Huang
Good, good. I have a few questions, if you don’t mind. I’ll start with the CGS acquisition, definitely like that deal. Can you talk about the, I guess the growth profile and the margin trend in this business to the extent that you can? And are there any unusual costs that we consider that you might need to incur as you integrate, or I guess cut over the business, whatever?
Scott Betts
Yes, I can’t get that deep into the acquisition on your first part of it. There are no major costs that we anticipate in the integration or our ability to generate the synergies as we move forward. We obviously like the acquisition for all the reasons you do. It gives us a great opportunity to increase all of our businesses, both check as well as cash advance. It also gives us access to important customer profile and we expect its growth rate and our opportunities to cross sell our products and services to work in synergy with the rest of our businesses over the next couple of years.

Tien-Tsin Huang
Have you talked with some of their major clients to try and get a sense of what kind of revenue attrition you might see or your ability to retain some of those customers?
Scott Betts
We have a high confidence in our ability to retain and maintain the excellent relationships that Certegy had as we move it over to our business. We have not obviously been able to talk to any of the customers yet as we just announced it today.
Tien-Tsin Huang
Sure. Okay.
Scott Betts
Obviously it’s very high on the list of Steve Lazarus’ work to do over the next week or two.
Tien-Tsin Huang
Good. Also, I’m just curious. I like the acquisition. I’m curious, did you contemplate the benefits of buying back stock instead of doing the Fidelity acquisition? Because obviously share repurchases, buyer math would be highly accretive as well. Maybe you could talk about the reauthorization if there is one down the road.
Scott Betts
We certainly continue to, we do as a team and I do with our board, continue to re-evaluate the best use of cash for the company long term. So we’ll continue to do that in terms of whether or not we start another program of stock repurchase here. With respect to the Certegy Gaming Services acquisition, that’s a unique opportunity that was in front of us. We feel very confident about the acquisition and what it can do to our long-term growth so we felt that was the best thing we could do at the time and in the best interest of the company long term.
Tien-Tsin Huang
Very good. I guess two more quick questions, if I could. Gross margins came in better than what we expected and I was happy to see that commissions were actually flat. Is this level of gross margins sustainable here as we thing about the near to mid term?
Scott Betts
You we’re certainly going to work real hard at making that happen. As we talked last time, there’s certainly a trend of slightly declining margins year-over-year. That’s an issue with the business. We’re acutely aware of it. That’s why it’s the number one objective we’ve got as we look forward to ‘08. So we’ll be working hard to make sure that happens.
Tien-Tsin Huang
Lower volumes, lower same store should actually ease up the commission pressure, correct?

Scott Betts
Yes.
Tien-Tsin Huang
Okay. I guess Arriva, how should we expect this to flow through the P&L going forward as you look to wind down the portfolio? And I guess will you also move this to discontinued operations going forward?
Scott Betts
Yes, yes, we would. One of the things you’re just going to have to give me a little bit of a break on is, we just don’t know enough. It’s so highly dependent on how we exit and what strategies we use to exit that. And we’re obviously looking at a range of those based on what’s best for our customers, the consumers as well as the company. So that’s why I said until we get into the next call, we’ll have a lot more definition on how we do that and be able to give you a little more flavor on how that’s going to impact our financials for ‘08.
Tien-Tsin Huang
Okay. Is it safe to say — can we move this to discontinued operations the next time we see the P&L or —
George Gresham
This is George Gresham. We still need to consider the implications to the decision, the Board level decision, related to our announcement today. It was made very recently. My off-the-cuff response is it’s unlikely to be a discontinued operation. Its likely to flow through the statement of operations as a one time noncash P&L adjustment. We haven’t quantified the size of that but you should see that in Q1, possibly Q2, depending on the resolution around the accounting.
Tien-Tsin Huang
Okay. Very good. Maybe if I could sneak in one more, the check losses, we’ve heard Global Payments and FIS have some problems on the check guarantee and verification side. What kind of exposure do you have there, and if things continue to weaken is there some potential pressure on that business? Thanks.
Scott Betts
We see nothing unusual in that business over the last quarter.
Tien-Tsin Huang
Okay. Great. Congrats on the deal and everything else.
Scott Betts
Thanks.
Operator
Your next question comes from the line of Mr. Daniel Perlin with Wachovia. Please proceed, sir.

Matt Roswell
Hi. Yes. Good afternoon. Actually it’s Matt Roswell filling in for Dan. A couple of questions that are somewhat follow-ups. First, in terms of the gross margins, can we look at the fourth quarter as kind of a pretty good base level, meaning now that we’ve got the investigation behind us sort of the commission behind us that this is a pretty good level to think about going forward?
Scott Betts
Yes, that’s probably fair. Like I — again, I’ll just caution you, give myself a little flexibility when we talk next time that we’re really pulling together our plans for ‘08, and what we see including the integration of the Certegy Gaming Service business. So given that, yes, that’s — I’d look at it that way.
Matt Roswell
Okay. And then when we thing think about the acquisition, when Fidelity bought it, it was still 70% cash advance, 10% ATM, 10% check, is it still running at about that kind of breakdown?
Scott Betts
You said it was 70% cash?
Matt Roswell
Yes. We had in our notes going back to when I guess when Certegy bought it, it was 70% cash advance, about 10% ATM and 10% check. I just wanted to see how it sort of changed over — what’s it been three and-a-half years, four years now?
Scott Betts
It’s — call it 60%, 30%, 10%, okay, right now against those numbers. Okay, obviously that will move around a little bit.
Matt Roswell
Okay.
Scott Betts
Yes. Yes.
Matt Roswell
Thank you. And then two more questions, if I might. The add-back for the noncash stock comp, is there any way of backing out the charges from previous management and things like that to kind of get a fourth quarter sort of ongoing run rate? I don’t know if that question made sense.
Mark Labay
It’s about 2.4 a quarter going forward right now.
Matt Roswell
Okay. Thank you. And then the final question and you may not have this data yet, the EBIT by segment, do you happen to have that, given that the K is not due out until I think you said the middle of March.

Scott Betts
No.
Matt Roswell
Do you happen to have that currently or not yet?
Scott Betts
No, not yet.
Matt Roswell
Okay. Thank you very much.
Scott Betts
Thanks. Operator, next question.
Operator
Next question comes from the line of Mr. James Kayler with Banc of America Securities.
James Kayler
Hey, guys. How are you doing?
Scott Betts
We’re great, thanks.
James Kayler
Good. I guess on the — first on this Certegy acquisition, was the $6.9 million EBITDA number that you cited, that was after expected synergies or that’s the actual EBITDA?
Scott Betts
That includes the synergies.
James Kayler
Okay. I was going to say, that would be a very good multiple if that was the actual number. Have you guys finalized the vault cash agreement with I guess with us, with B of A?
Scott Betts
Yes.
James Kayler
It obviously included the flexibility for the Certegy cash?
Scott Betts
Yes.
James Kayler
And what’s the borrowing — what’s the rate on that?

Mark Labay
LIBOR plus 25.
James Kayler
L plus 25?
Mark Labay
Yes.
James Kayler
Very good. Are there — could you tell us what the receivables are for Arriva right now, or just how we should think about when you’re winding the business down if there’s any potential cash costs and how much of that is on your balance sheet versus how much you’ve sold?
Udai Puramsetti
Well, the current receivable balance is close to $16 million. As far as cash costs we don’t expect significant severance and those types of related shutdown costs. In terms of what’s on the balance sheet versus what we might, that plan is still in the works.
James Kayler
Very good. Just finally, can you just give us a sense for the size of the Macau opportunity? I’m still trying to get a sense for how much of the cash on the gaming floors there are customers bringing with them, especially from mainland China? And sort of what sort of legal or currency restrictions, how that kind of dictates what you can and can’t do and just sort of what your strategy is going forward there?
Scott Betts
That’s obviously a very early business for us. We’re just in that market. I really can’t predict how that’s going to play out. There’s certainly an awful lot of building going on there, an awful lot of new properties. We like the fact that we’re there and operating today, and we’ll just all have to see how that grows over time. Sorry, can’t be any more specific than that today.
James Kayler
That’s helpful. Just one last thing. Is there a restriction in the bank agreement on the amount of stock you can buy back?
Udai Puramsetti
Yes, there is.
James Kayler
Is that — are you guys at that limit right now?
Udai Puramsetti
Yes.

James Kayler
Okay. Thank you.
Operator
Your next question comes from the line of Rishi Parekh with KBC Financial. Please proceed.
Rishi Parekh
First of all, our congratulations to Udai. You guys know how to spot value, that’s for sure. I was wondering when you guys are talking about some softness going into the first quarter, if you could comment on any regional impacts that you’re seeing, any places that you’re seeing that are weaker or stronger than others?
Scott Betts
I don’t have the breakout by jurisdictions with me right now. You would see our — I suspect you would see our business pretty much track that of the differences within all the reporting jurisdictions, from a trend standpoint.
Rishi Parekh
There’s some observers out there that might try to suggest that this is isolated sort of weather impact or that it’s been largely confined to jurisdictions like Atlantic City. Would that be consistent with what you’ve seen sort of observation?
Scott Betts
No. We’ve seen it broader than that.
Rishi Parekh
Okay. And in terms of contracts, could you give us a sense — historically you’ve been able to give us a sense of what your market share was and what your targets were. It’s probably hard for you to do that internationally. But maybe in the U.S. you could tell us what you think your market share of transactions are and where you thing that could go over time.
Scott Betts
No. I can’t — I have no way of doing that. There’s no reported numbers I know that would give me that number.
Rishi Parekh
Okay. And are you able to say how much the synergies were that you’re putting into that $6.9 million for the CGS transaction?
Scott Betts
No, we do not break that out at this time.
Rishi Parekh
Okay. Thank you.

Scott Betts
Yes. You bet. Thanks.
Operator
And your next question comes from the line of Greg Smith with Merrill Lynch. Please proceed, sir.
David Parker
Hi, this is actually David Parker. Good afternoon.
Scott Betts
Hi, David.
David Parker
Just wondering if you could comment on the U.K. business. You mentioned that you’re still working on it. Is there any possibility that it actually comes back and what type of efforts are you putting in — into the whole initiative?
Scott Betts
We’re continuing to work over there to see what our opportunities are and it was a business we liked. It was a great business for us. We’re going to continue to stay close to how things change over there for opportunities we can exploit in the future. That’s really about all I can tell you right now.
David Parker
Okay. And then we understand that the — I mean, tough industry trends, you’ve seen slowing same store sales growth. Do you have any new contracts that are coming up that are going to begin ramping in the next quarter or two that could help your growth be better than the 2% that we saw on the top line this quarter?
Scott Betts
To the extent that major contracts come on or get signed, we’ll always evaluate whether or not we want to announce those. Again, I just go back — we’re very pleased with our ability to maintain our customer base through this last quarter, continue to sell and be aggressive in the marketplace, and I would just have you think about it as we’re going to be doing about what we’ve been doing in the past.
David Parker
Okay. And then on the — we’ve seen LIBOR come down. How does that affect your 2008 numbers with all the cash that you have in your ATMs?
Mark Labay
If LIBOR goes down, interest expense goes down.
David Parker
Can you quantify that or . . .

Mark Labay
I mean, we give you the average balances, I would tell you, you can look at our average balances for the quarter and whatever you think LIBOR is going to go down, times our average balance would probably be your best modeling.
David Parker
Could you remind us what the average balances were?
Mark Labay
I think we said in this call $293 million in the fourth quarter and I don’t have the other quarters in front of me to tell you. But in all of our filings in our Qs, in MD&A we typically have been reporting that number so you can go back to look at it.
David Parker
Okay. Great. Just one last question —
Mark Labay
The term loan as well, the credit facility, because that’s LIBOR based.
David Parker
Okay. Last question, on the Q that you filed recently you — on the front cover you had 83 million shares. Did you guys actually issue shares from the end of December to the end of January, or what’s the discrepancy there?
Mark Labay
That total is inclusive of treasury stock that we have with restricted stock and common stock out there.
David Parker
So the 83 million includes that?
Mark Labay
Yes.
David Parker
Okay. Thank you.
Mark Labay
And the option exercises that happen from time to time would also be in that number as they are exercised.
Operator
Your next question comes from the line of Chris Mammone with Deutsche Bank. Please proceed, sir.

Chris Mammone
Hi, thanks. I know it’s a relatively smaller part of the overall pie, but just wondering if you’re seeing some of the same types of slowing conditions in international markets that you’re in today? And then as a follow up to that, could we expect to you enter any new international markets in ‘08?
Scott Betts
No, we — on your first question, we do not see the same similar trend internationally and you’re right, it is a smaller part of our business. We’re going to continue to be smart about where we choose to look at our business opportunities, not only where there are casinos but where there are card bases and where our business model works. So we’ll let you know when we start to enter any new markets.
Chris Mammone
Okay. And then I guess any changes, any notable changes in the competitive environment recently. I know that Cash Systems recently got GLI approved for their Power Cash and seemed to be gaining at least some momentum in the travel markets. Are you seeing anything competitively?
Scott Betts
They certainly have. We’re very pleased that we’re in that same process with EDITH right now and in our Phase II roll-out at Foxwoods and we expect to continue to move that, and I think those are both important initiatives in the marketplace. But other than that, no, I mean, it’s just — it’s always been a very competitive business, and it’s going to continue to stay a very competitive business.
Chris Mammone
Okay. And maybe just as a last question, with the new CTO on board, maybe get a sense for new CTO’s early view on what holes maybe exist in the product suite today that could be addressed in the future?
Scott Betts
Well, we’re in the process of developing a strategy now for really three major areas, not only our information systems, but also our network and operations and hardware part of it and are looking closely to what the right kind of platforms and areas where we think we can enable faster and better innovation. So that’s really what the focus is going to be and again, we’ve just all these individuals just recently kind of joined the team. So we’re — we look forward to laying out our strategy and our plans in more detail as we move through the year.
Chris Mammone
Okay. Thanks, guys. Good luck.
Scott Betts
You bet. Thank you.
Operator
Your next question comes from the line of Paul Carpenter with Semaphore. Please proceed, sir.

Paul Carpenter
Good afternoon, or I guess good morning — good morning for you. Could you answer a few strategic questions, please? For Arriva, could you talk about what the EBITDA loss is for that business and if you did decide to shut it down, what you would recoup?
Udai Puramsetti
Well, we did mention in the prepared remarks that the operating loss for the year was $5.5 million. As far as what the loss could be, again, it’s a function of a number of factors, one, the exit strategy, two, to the extent we do have to sell receivables, whether they’re current or whether they are, call it 90 days and beyond. That’s more of a market driven phenomenon. We hope to have maybe a better range for the next call. Again, it’s — the receivable liquidation if it comes to that would be more market driven.
Paul Carpenter
Okay. Thank you. Then I had another question about the business that you’re acquiring. Mr. Gresham worked for eFunds which was then acquired by FIS. Is that a business that he had some exposure to while his company was acquired by FIS, and has that been a reason you bought it, or is that an added benefit to you to be able to understand it because of the historical relationship?
George Gresham
I would just say to the first part, as part of the transaction with FIS and eFunds there was no exposure to that business whatsoever. To the FIS enterprise, this business is quite small. So it never crossed my desk in any way while I was at eFunds.
Paul Carpenter
Do you expect your relationship with them to be any kind of added value in evaluating this business, understanding it and growing it, or is it completely different from the eFunds business?
George Gresham
eFunds was engaged in between 2002 and 2004, business was very similar to a different sector. And so from that experience I brings familiarity with respect to that business as well as GCA’s business, and I have what I like to think of as a lot of positive relationships with folks over at FIS, that should always kind of help business. But really nothing specific to this acquisition, and I of course was not an employee of GCA during the time of negotiation or assessment of evaluation of this acquisition, so I heard about it just a little bit before you did.
Paul Carpenter
Okay. Thank you. And just one final question. I know you don’t want to detail the amount of synergies that are baked into your evaluation of how much you can get from the business, but can you talk about how quickly you would expect them to be realized? Is this something that could happen in a quarter or over 12 months? What’s the time frame?
Scott Betts
We would expect to have the business fully integrated in 30 — in three to six months.

Paul Carpenter
And the full synergies available by that time?
Scott Betts
Yes, by and large that’s probably true, yes.
Paul Carpenter
Thank you.
Operator
(OPERATOR INSTRUCTIONS) Your next question comes from the line of Rachel Matthews with Cardinal Capital Management. Please proceed.
Rachel Matthews
Good afternoon. I just wanted to follow up with some more questions on the CGS acquisition because I’m not that familiar with their business. But you — I know you’re giving the $6.9 million in EBITDA and synergies on the $100 million in revenues which implies about a 7% EBITDA margin which is much lower than the company’s margins. I’m just wondering what’s different about this business, what’s different about it that their margins are much lower?
Scott Betts
First and foremost it has a different product mix than we have. That’s the biggest driver to our blended margins. They have a slightly different portfolio of customers than we do. So those are the major — those are the major factors that influence that. As we bring these businesses into ours and our customer relationship are brought into global cash, we’ll look for opportunities where we can cross-sell our full suite of products and services and would expect on like-size and types of businesses that the margins on this business will trend to where we are in our base business.
Rachel Matthews
How different are their customers? Are they — is it a smaller customer? Are they more Indian — just how different are the customers, if you could just quantify that?
Scott Betts
I can’t give you a number. What I’ll tell you is that it’s got a fairly different portfolio of products and services and at which customers that those products and services are delivered. So that’s really the biggest piece. I can’t — I’m not going — today I’m not going to go into any kind of by product line comparison of margins.
Rachel Matthews
Okay. And just finally, what kind of cash flow implications will we see in the first quarter? Obviously the $25 million outflow for the company, but then for the cash that you’re putting in for the business, is that a working capital outflow of the other $75 million, or where would we see that money coming out?

Mark Labay
We’re going to draw down on the revolver in the first quarter you’ll see just to keep our working capital kind of neutral until we transition all of the site funds and ATM funds onto our existing B of A vault cash platform. So you’ll see a short term drawdown in the revolver and obviously see our leverage go up until we transition these locations over, but that will be a three-to-six month transition period at most, we believe.
Rachel Matthews
Okay. All right. Thank you very much.
Scott Betts
Thanks, Rachel.
Mark Labay
Just to add to that, we’ll pay down the revolver is the plan currently, as the leverage comes back up.
Operator
And at this time, there are no further questions in the queue. I would now like to turn the call back over to Mr. Scott Betts for the final remarks.
Scott Betts
All right. Well, I thank you all for joining me today. Like I said, we’ve been — this has been a bit of a strange journey for me over the last three or four months, but I remain extremely enthusiastic about the business. I’m very pleased with the talent we have now running the business and I really look forward to talking to you guys as 2008 unfolds. So everybody have a good day, and we’ll talk to you in a couple months.
Operator
Ladies and gentlemen, thank you for joining in today’s conference. This concludes the presentation. You may now disconnect, and have a wonderful day.